Filed pursuant to Rule 424(b)(3)

Registration No. 333-190476

PROSPECTUS SUPPLEMENT NO. 2

To Prospectus dated August 12, 2014

(i) 3,047,500 Shares of Common Stock and 3,047,500 Series B Warrants, issuable upon the exercise of the 3,047,500 outstanding Series A Warrants issued in our Initial Public Offering
and

(ii) 3,047,500 Shares of Common Stock, issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable under this Prospectus

_______________________

This prospectus supplement No. 2 supplements the prospectus dated August 12, 2014, as supplemented by prospectus supplement No. 1 dated August 14, 2014 (collectively, the “prospectus”), which relates to the offering of the securities of Ruthigen, Inc. (the “Company,” “we,” “us” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on March 26, 2014 (“IPO”). The securities underlying the Series A Warrants include (i) 3,047,500 shares of our common stock and 3,047,500 of our Series B Warrants, which are issuable upon the exercise of the 3,047,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 3,047,500 shares of our common stock, which are issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable under the prospectus.

Each outstanding Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants are exercisable at an initial exercise price of $7.25 per warrant and expire in March 2016. The Series B Warrants will only be issued upon the exercise of the Series A Warrants. Each Series B Warrant is exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $9.0625 per warrant. The Series B Warrants will expire on the fifth anniversary of the date of issuance.

This prospectus supplement incorporates into our prospectus the information contained in our attached quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 13, 2014.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on The NASDAQ Capital Market under the symbol “RTGN.” On November 14, 2014, the closing sale price of our common stock on The NASDAQ Capital Market was $4.39 per share.

_______________________

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is November 17, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2014

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

Commission file number: 001-36199

RUTHIGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1821392
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

2455 Bennett Valley Rd., Suite C116	95404
Santa Rosa, California	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code (707) 525-9900

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 12, 2014, the registrant had 4,804,290 shares of common stock outstanding.

RUTHIGEN, INC.

FORM 10-Q

FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2014

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

RUTHIGEN, INC.

CONDENSED BALANCE SHEETS

	September 30,	March 31,
	2014	2014
	(unaudited)
Assets

Current Assets:
Cash	$12,880,000	$15,571,000
Prepaid expenses and other current assets	289,000	3,000

Total Current Assets	13,169,000	15,574,000

Property and equipment, net	105,000	2,000

Total Assets	$13,274,000	$15,576,000

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued expenses	$573,000	$410,000
Payable to Former Parent	2,000	537,000

Total Current Liabilities	575,000	947,000

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $0.0001 par value; 500,000 shares authorized; no shares issued and outstanding at September 30, 2014 and March 31, 2014, respectively	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 4,804,290 and 4,650,000 shares issued and outstanding at September 30, 2014 and March 31, 2014, respectively	480	465
Additional paid-in capital	19,792,520	18,297,535
Accumulated deficit	(7,094,000)	(3,669,000)

Total Stockholders' Equity	12,699,000	14,629,000

Total Liabilities and Stockholders' Equity	$13,274,000	$15,576,000

The accompanying footnotes are an integral part of these condensed financial statements.

1

RUTHIGEN, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	For The Three Months Ended		For The Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues	$-	$-	$-	$-

Operating Expenses
Research and development	629,000	495,000	1,305,000	670,000
Selling, general and administrative	1,086,000	499,000	2,129,000	801,000

Total Operating Expenses	1,715,000	994,000	3,434,000	1,471,000

Loss From Operations	(1,715,000)	(994,000)	(3,434,000)	(1,471,000)

Other Income
Interest income	5,000	-	9,000	-

Total Other Income	5,000	-	9,000	-

Net Loss	$(1,710,000)	$(994,000)	$(3,425,000)	$(1,471,000)

Net Loss Per Share
- Basic and Diluted	$(0.35)	$(0.50)	$(0.72)	$(0.74)

Weighted Average Number of Common Shares Outstanding
- Basic and Diluted	4,819,732	2,000,000	4,785,917	2,000,000

The accompanying footnotes are an integral part of these condensed financial statements.

2

RUTHIGEN, INC.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2014

(unaudited)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance - March 31, 2014	4,650,000	$465	$18,297,535	$(3,669,000)	$14,629,000

Shares issued for cash in connection with underwriter's exercise of overallotment, net	154,290	15	1,027,985	-	1,028,000

Stock-based compensation	-	-	467,000	-	467,000

Net loss	-	-	-	(3,425,000)	(3,425,000)

Balance - September 30, 2014	4,804,290	$480	$19,792,520	$(7,094,000)	$12,699,000

The accompanying footnotes are an integral part of these condensed financial statements.

3

RUTHIGEN, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	For The Six Months Ended
	September 30,
	2014	2013
Cash Flows From Operating Activities
Net loss	$(3,425,000)	$(1,471,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	-	1,000
Stock-based compensation	467,000	-
Changes in operating assets and liabilities:
Prepaid expenses	(286,000)	(203,000)
Accounts payable and accrued expenses	326,000	316,000

Net Cash Used in Operating Activities	(2,918,000)	(1,357,000)

Cash Flows From Investing Activities
Purchases of property and equipment	(103,000)	-

Net Cash Used in Investing Activities	(103,000)	-

Cash Flows From Financing Activities
Advances from Former Parent	-	911,000
Repayment of Former Parent advances	(535,000)	-
Payment of deferred offering costs	-	(780,000)
Proceeds from issuance of common stock and warrants less issuance costs [1]	865,000	1,219,000
Investment from Former Parent	-	-

Net Cash Provided by Financing Activities	330,000	1,350,000

Net Decrease In Cash	(2,691,000)	(7,000)

Cash - Beginning	15,571,000	96,000

Cash - Ending	$12,880,000	$89,000

[1]	Gross proceeds of initial public offering of $1,117,000 less $252,000 of offering costs, of which $89,000 was withheld from the proceeds and $163,000 was paid in cash that was previously accrued.

The accompanying footnotes are an integral part of these condensed financial statements.

4

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 1. Nature of Operations and Basis of Presentation

Ruthigen, Inc. (the “Company” or “Ruthigen”) is a biopharmaceutical company focused on pioneering new hypochlorus acid, or HOCl, based therapies designed to improve patient outcomes and reduce healthcare costs associated with infections related to post-operative invasive procedures.

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the condensed financial statements of the Company as of September 30, 2014. The results of operations for the three and six months ended September 30, 2014 are not necessarily indicative of the operating results for the full year. It is recommended that these condensed financial statements be read in conjunction with the financial statements and related disclosures for the Company’s fiscal year ended March 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (“SEC”) on June 30, 2014.

Note 2. Summary of Significant Accounting Policies

Liquidity and Financial Condition

The Company incurred net losses of $1,710,000 and $3,425,000 for the three and six months ended September 30, 2014, respectively, and $994,000 and $1,471,000 for the three and six months ended September 30, 2013, respectively. At September 30, 2014, the Company’s working capital and accumulated deficit were $12,594,000 and $7,094,000, respectively. The Company has not yet achieved profitability and it is expected that its research and development and general and administrative expenses will continue to increase and, as a result, the Company will eventually need to generate significant product revenues to achieve profitability.

The Company believes that its existing cash, which includes the proceeds from its initial public offering (“IPO”), will be sufficient to fund its operations through the quarter ending December 31, 2015. However, in order for the Company to execute its research and development strategy and to obtain the necessary regulatory approvals to commercialize RUT58-60 as a drug in the United States, the Company will need to raise additional funds through public or private equity offerings, debt financings, corporate collaborations or other means. The Company has not secured any commitment for new financing at this time, nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include stock-based compensation, the valuation allowance related to the Company’s deferred tax assets and the expense allocations relating to the Company’s operations prior to its deconsolidation from Oculus Innovative Sciences, Inc. (“Oculus” or “Former Parent”) on March 26, 2014.

Stock-Based Compensation

The Company accounts for share-based awards exchanged for employee and director services at the estimated grant date fair value of the award. The Company estimates the fair value of stock options using the Black-Scholes option pricing model. The Company estimates the fair value of restricted stock and restricted stock units (“RSUs”) based upon the closing market price of the Company’s common stock on the date the award is granted. The Company amortizes the fair value of employee awards on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense includes the impact of an estimate for forfeitures for all stock awards. The Company recognizes stock-based compensation expense for awards with performance conditions if and when the Company concludes that it is probable that the performance condition will be achieved. The Company reassesses the probability of vesting at each reporting period for awards with performance conditions and adjusts stock-based compensation expense based on its probability assessment.

5

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 2. Significant Accounting Policies – Continued

Stock-Based Compensation – Continued

The Company accounts for equity instruments issued to non-employees at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests or becomes non-forfeitable. Non-employee stock-based compensation charges are amortized over the requisite service period.

Net Loss Per Share

The Company computes basic net loss per share by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	September 30,
	2014	2013

Options	332,500	-
Warrants	3,145,650	-
Restricted stock units	380,942	-
Total	3,859,092	-

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU No. 2014-12, "Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period," ("ASU 2014-12"). The amendments in ASU 2014-12 require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Accounting Standards Codification Topic No. 718, "Compensation - Stock Compensation" as it relates to awards with performance conditions that affect vesting to account for such awards. The amendments in ASU 2014-12 are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in ASU 2014-12 either: (a) prospectively to all awards granted or modified after the effective date; or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The Company does not anticipate that the adoption of this standard will have a material impact on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15,”Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The guidance, which is effective for annual reporting periods ending after December 15, 2016, extends the responsibility for performing the going-concern assessment to management and contains guidance on how to perform a going-concern assessment and when going-concern disclosures would be required under U.S. GAAP. The Company does not believe adoption of this ASU will have a material effect on its condensed financial statements.

Subsequent Events

Management has evaluated subsequent events or transactions occurring through the date these condensed financial statements were issued.

6

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 3. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following:

	September 30,	March 31,
	2014	2014
	(unaudited)

Prepaid insurance	$228,000	$-
Deposits	20,000	1,000
Prepaid rent	2,000	2,000
Other prepaid expenses and current assets	39,000	-
Total	$289,000	$3,000

Note 4. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consists of the following:

	September 30,	March 31,
	2014	2014
	(unaudited)

Accrued employee compensation	$77,000	$109,000
Accrued director compensation	41,000	50,000
Accrued legal fees	141,000	183,000
Accrued professional fees	125,000	53,000
Other accrued expenses	189,000	15,000
Total	$573,000	$410,000

7

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 5. Commitments and Contingencies

Employment Agreements

On June 24, 2014, the compensation committee of the Company’s board of directors approved an employment agreement for its Chief Financial Officer (“CFO”), which replaced the offer letter previously in effect between the Company and the CFO. The employment agreement continues to provide for an annual base salary of $225,000, subject to increase, as determined by the Company’s board of directors. The employment agreement further provides for payments to the CFO in the event of termination without cause or resignation by the CFO for good reason, as such terms are defined in the employment agreement. In the event that the CFO is terminated without cause or resigns for good reason, the CFO is entitled to: (i) a lump severance payment equal to 18 times the average monthly base salary paid to the CFO over the preceding 12 months; (ii) up to one year (the lesser of one year following the date of termination or until the CFO becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and (iii) automatic vesting of all unvested options and other equity awards; provided that in the event the CFO resigns for good reason prior to a change of control, only the vesting of the restricted stock units granted by the Company on May 12, 2014 shall be accelerated.

As of September 30, 2014, the Company had employment agreements in place with its Chief Executive Officer and CFO. The agreements provide, among other things, for the payment of eighteen to twenty-four months of severance compensation for terminations under certain circumstances. With respect to these agreements, at September 30, 2014, potential cash severance amounted to $1,144,000.

License and Supply Agreement

The Company entered into a license and supply agreement with Oculus which was effective upon the completion of the IPO, pursuant to which Oculus has agreed to exclusively license certain of its proprietary technology to the Company to enable the Company’s research, development and commercialization of newly discovered RUT58-60 and any improvements to it in the United States, Canada, the European Union and Japan in certain invasive uses in humans which do not include dermatologic uses or uses for ophthalmic, sinusitis or otic indications. Under the license and supply agreement, the Company will be required to make a total of up to $8 million of milestone payments to Oculus over the next several years payable upon the completion of specified performance conditions. The Company will accrue for the milestone payment liability if and when the Company determines that the achievement of such conditions is probable. As of September 30, 2014, the Company has not accrued for any portion of the milestone payments.

Note 6. Stockholders’ Equity

Initial Public Offering

The Company closed its IPO of the sale of 2,650,000 Units at a price of $7.25 per Unit on March 26, 2014. Following the closing of the IPO, during the six months ended September 30, 2014 and in connection with its IPO, the underwriters exercised a portion of the over-allotment option pursuant to which the Company sold an additional 154,290 shares of common stock at $6.6608 per share, which resulted in approximately $1,028,000 of aggregate net proceeds to the Company. In connection with the underwriters’ partial exercise of the over-allotment option, the Company issued to the representative of the underwriters a five-year warrant to purchase an additional 5,400 shares of the Company’s common stock at an exercise price of $9.0625 per share. The warrant is exercisable commencing one year from the date of issuance. The warrant and the shares of common stock underlying the warrant have been deemed compensation by Financial Industry Regulatory Authority, Inc. (“FINRA”) and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA.

8

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 6. Stockholder’s Equity - Continued

Stock Warrants

A summary of the warrant activity during the six months ended September 30, 2014 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Life	Intrinsic
	Warrants	Price	In Years	Value

Outstanding, March 31, 2014	3,140,250	$7.30
Granted	5,400	9.06
Exercised	-	-
Forfeited	-	-
Outstanding, September 30, 2014	3,145,650	$7.31	1.6	$-

Exercisable, September 30, 2014	3,047,500	$7.25	1.5	$-

The following table presents information related to stock warrants at September 30, 2014:

Warrants Outstanding		Warrants Exercisable
		Weighted
	Outstanding	Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Warrants	In Years	Warrants

$7.2500	3,047,500	1.5	3,047,500
$9.0625	98,150	-	-
	3,145,650	1.5	3,047,500

Stock Options

The Company has computed the fair value of options granted using the Black-Scholes option pricing model. Option forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate will be adjusted periodically based on the extent to which actual option forfeitures differ, or are expected to differ, from the previous estimate, when it is material. The Company estimated forfeitures related to option grants at an annual rate of 0% for options granted during the six months ended September 30, 2014. The expected term used for options issued to non-employees is the contractual life and the expected term used for options issued to employees and directors is the estimated period of time that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” employee option grants. Since the Company’s stock has not been publicly traded for a sufficiently long period of time, the Company is utilizing an expected volatility figure based on a review of the historical volatilities, over a period of time, equivalent to the expected life of the instrument being valued, of similarly positioned public companies within its industry. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued.

9

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 6. Stockholder’s Equity - Continued

Stock Options - Continued

In applying the Black-Scholes option pricing model to stock options granted, the Company used the following weighted average assumptions:

	For the Six Months Ended
	September 30,
	2014	2013
Risk free interest rate	1.67%	n/a
Expected term (years)	5.61	n/a
Expected volatility	95%	n/a
Expected dividends	0.00%	n/a

The weighted average estimated fair value of the options granted during the six months ended September 30, 2014 was $4.79 per share. There were no options granted during the three months ended September 30, 2014 and the three and six months ended September 30, 2013.

On May 12, 2014, the Company granted options to employees and directors to purchase an aggregate of 332,500 shares of common stock at an exercise price of $6.37 per share, pursuant to the 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”). The shares vest ratably over three years on a quarterly basis. The aggregate grant date value of $1,593,000 will be recognized proportionate to the vesting period.

The Company recorded stock–based compensation expense related to stock options of $133,000 and $199,000 during the three and six months ended September 30, 2014, respectively, and $0 during the three and six months ended September 30, 2013. As of September 30, 2014, there was $1,394,000 of unrecognized stock-based compensation expense related to stock options that will be amortized over a weighted average period of 2.6 years.

A summary of the stock option activity during the six months ended September 30, 2014 is presented below:

Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Life	Intrinsic
	Options	Price	In Years	Value

Outstanding, March 31, 2014	-	$-
Granted	332,500	6.37
Exercised	-	-
Forfeited	-	-
Outstanding, September 30, 2014	332,500	$6.37	9.6	$-

Exercisable, September 30, 2014	27,706	$6.37	9.6	$-

10

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 6. Stockholder’s Equity - Continued

Stock Options - Continued

The following table presents information related to stock options at September 30, 2014:

Options Outstanding		Options Exercisable
		Weighted
	Outstanding	Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Options	In Years	Options

$6.37	332,500	9.6	27,706
	332,500	9.6	27,706

Restricted Stock Units

On May 11, 2014, the Company granted RSUs issuable for an aggregate of 409,355 shares to employees and directors, pursuant to the 2013 Plan. RSUs for 341,000 shares of common stock vest ratably over three years on a quarterly basis and had an aggregate grant date value of $2,148,000. RSUs for 68,355 shares had an aggregate grant date value of $431,000 and vest in equal installments based on achievement of the following: (1) enrollment of the first patient in the first pivotal clinical trial for RUT58-60 on or prior to May 11, 2017; (2) enrollment of the first patient in the second pivotal clinical trial for RUT58-60 on or prior to May 11, 2018; and (3) completion of the clinical study report containing the results of the second pivotal clinical trial for RUT58-60 on or prior to May 11, 2019.

The Company recorded stock–based compensation expense related to RSUs of $179,000 and $268,000 during the three and six months ended September 30, 2014, respectively, and $0 during the three and six months ended September 30, 2013. As of September 30, 2014, there was $1,880,000 of unrecognized stock-based compensation expense related to RSUs that will be amortized over a weighted average period of 2.6 years. The Company recognizes stock-based compensation expense for RSUs with performance conditions if and when the Company concludes that it is probable that the performance condition will be achieved. As of September 30, 2014, the Company has not recognized any expense related to RSUs with performance conditions. As of September 30, 2014, there was $431,000 of unrecognized stock-based compensation expense related to RSUs with performance conditions.

A summary of RSU activity for the six months ended September 30, 2014 is presented below:

		Average	Total
	Number of	Grant Date	Grant Date
	Units	Fair Value	Fair Value

Non-vested, March 31, 2014	-	$-	$-
Granted	409,355	6.30	2,579,000
Vested	(28,413)	6.30	(179,000)
Forfeited	-	-	-
Non-vested, September 30, 2014	380,942	$6.30	$2,400,000

11

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The information set forth below should be read in conjunction with the unaudited condensed financial statements and the notes thereto included elsewhere in this Quarterly Report on Form 10-Q as well as our audited condensed financial statements and the notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014. Unless stated otherwise, references in this Quarterly Report on Form 10-Q to “us,” “we,” “our,” and similar terms refer to Ruthigen, Inc., a Delaware corporation.

Forward-Looking Statements

This Quarterly Report contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this Quarterly Report may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect our results include, but are not limited to, the risks factors and uncertainties set forth in Part II, Item 1A of this Quarterly Report, as well as those set forth in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, as filed with the SEC on June 30, 2014.

Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Overview

We are a biopharmaceutical company focused on pioneering new hypochlorus acid, or HOCl, based therapies designed to improve patient outcomes and reduce healthcare costs associated with infections related to post-operative invasive procedures. Our lead drug candidate, RUT58-60, is a broad spectrum anti-infective that we are developing for the prevention and treatment of infection in surgical and trauma procedures. We are focusing RUT58-60 for use initially to prevent infections in abdominal surgery due to the large addressable market, high rate of post-surgical infection associated with abdominal surgery, the high-impact opportunity that abdominal surgery offers us in the clinical trial setting to expose multiple internal organs to RUT58-60 at one time, and feedback from surgeons identifying post-surgical infection in abdominal surgery (relative to other surgeries) as a significant unmet medical need. We were incorporated in January 2013 as a wholly-owned subsidiary of Oculus Innovative Sciences, Inc., or Oculus or the Former Parent, and we were operated as a wholly-owned subsidiary of Oculus until the completion of our initial public offering, or IPO, in March 2014. We currently have no products approved for sale. We submitted our Investigational New Drug Application, or IND, for RUT58-60 to the United States Food and Drug Administration, or FDA, in early May 2014. In June 2014, our IND became effective thereby allowing us to begin human clinical testing of RUT58-60. In July 2014, we began human clinical testing of RUT58-60 in a 21-day skin irritation trial. In August 2014, we completed the skin irritation trial with 36 human subjects participating for 21 consecutive days. In October 2014, we initiated the Phase 1/2 clinical trial, and, in November 2014 we began patient enrollment in the Phase 1/2 clinical trial to evaluate the safety, tolerability, and potential efficacy of our lead drug candidate, RUT58-60, for use as an adjunct to systemic antibiotics in abdominal surgery and patient screening began at four clinical trial sites in the United States. We plan to enroll 20 patients in the Phase 1 part of our exploratory Phase 1/2 clinical trial to evaluate the safety of RUT58-60 within the abdominal cavity, which we refer to as the safety run-in. Subject to review of the safety run-in data by the data monitoring committee (DMC), we will continue patient enrollment in the Phase 2 part of our Phase 1/2 clinical trial for RUT58-60. Pending the successful completion of that trial, we plan to conduct two pivotal clinical trials, the first of which we anticipate will be our planned Phase 2B trial and the second of which we anticipate will be our planned Phase 3 trial.

Our goal is to become the first company to market RUT58-60 as a drug containing HOCl for the prevention and treatment of infection in invasive surgery in the United States. We believe that RUT58-60 has the potential to significantly reduce the rate of post-surgical infections, reduce the use of systemic antibiotics that have proven to be ineffective against certain common resistant strains of bacteria, including methicillin-resistant staphylococcus aureus, or MRSA, and vancomycin-resistant enterococcus, or VRE, reduce the negative side effects associated with the increasingly widespread use of antibiotics, accelerate post-surgical healing which should lead to quicker patient discharge from the hospital, and ultimately reduce hospital readmission rates.

We believe that RUT58-60 will complement the paid for performance paradigm and it is designed to reduce the overall healthcare costs associated with post-surgical infections and improve hospital economics. We believe the benefits of RUT58-60 will be significant:

12

•	RUT58-60 mimics the human body’s own infection-fighting mechanism,

•	RUT58-60 has not shown evidence of toxicity or other negative side effects in our animal and other preclinical studies,

•	preclinical studies of RUT58-60 conducted by us have not produced resistant bacteria, and

•	RUT58-60 appears to provide broad spectrum anti-microbial effect.

We believe that RUT58-60 has the potential to be used as a prophylactic therapy to prevent and treat infections, and may accelerate patient discharge from the hospital and ultimately lead to an overall reduction in hospital readmission rates.

The benefits of HOCl in preventing infection have been well-demonstrated in products with lower concentrations of HOCl than RUT58-60. To date, HOCl based products have only been cleared for use as medical devices for topical applications in the United States, Europe and certain other countries. Earlier formulations have not been able to achieve therapeutic indication status, primarily due to their lack of stability and therefore have been limited for use as topical applications. Historically, the lack of stability has posed a vexing problem to companies hoping to pursue HOCl products for therapeutic indications in invasive applications and has prevented these companies from being able to conduct the clinical trials necessary to prove whether HOCl is safe and effective for use as a therapeutic.

HOCl based products have been used successfully to prevent infection in topical applications and have been sold commercially since at least 2005 by other companies, generally as medical devices or for the disinfection of medical devices. Several of these HOCl based products have been commercialized as medical devices by Oculus, our former parent company and the licensor of our technology. Through our license and supply agreement with Oculus, we have obtained exclusive rights to the RUT58-60 technology, as well as a proprietary method of manufacturing and producing HOCl with pharmaceutical potential by incorporating additional small molecules without sodium hypochlorite, the result of which increases the compound’s stability and biocompatibility, or the compound’s ability to remain in direct contact with internal tissues and organs. We believe our recent enhancements to the stability and biocompatibility of the compound will allow us to expand the use of HOCl so that it may be used in direct contact with internal organs and thus, for invasive applications, including surgical and trauma procedures, as well as additional clinical indications. With these enhancements, we believe our lead product candidate will be able to meet the safety and efficacy standards that the FDA requires for the approval of a new drug. Obtaining approval of new drug by the FDA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA review processes can take years to complete and approval is never guaranteed. If we are successful obtaining FDA approval of RUT58-60 as a drug, we plan to commercialize it for invasive applications.

There are approximately 30 million surgical and trauma procedures in the United States per year, approximately 7 million of which are abdominal surgeries. Our initial goal is to obtain FDA approval for RUT58-60 for the prevention of infection associated with abdominal surgery and thereafter we plan to pursue FDA approval for RUT58-60 for use in other types of surgical procedures as well as additional clinical indications.

If we are successful in receiving FDA approval for RUT58-60 for the prevention of infection in abdominal surgery, we plan to pursue other types of surgeries, including cardiac, pulmonary and spinal, among others. Based upon data from preclinical studies conducted by us and data reported in third party publications, we believe that the safety and tolerability profile of RUT58-60, combined with its broad-range antimicrobial potency without specificity, offer a practical and unique approach to stem the high rate of hospital acquired infections and infections resulting from complications in surgeries and the increasing emergence of new antibiotic resistant bacteria that pose a significant risk to public health. We believe that RUT58-60 represents a significant innovation over existing uses of HOCl in topical applications and over systemic antibiotics, which are the current standard of care for the prevention and treatment of infection in surgical and other invasive applications, and has the potential to raise the clinical bar for anti-infective products generally in the face of increasing headwinds. Since our inception, we have focused much of our research and development efforts for RUT58-60 on pre-clinical development and optimization. Our research and development team is working to further optimize the performance of RUT58-60 by testing variations in the formulation and chemical components of RUT58-60. We also seek to further optimize the proprietary chemical formulation and manufacturing process that gives us reason to believe that RUT58-60 may be able to be used invasively. We expect to increase our research and development hiring in order to broaden our pipeline of applications for RUT58-60 beyond its initial use in abdominal surgery and into other types of surgeries and invasive applications.

13

In addition to the United States, we plan to seek regulatory approval to commercialize RUT58-60 in Canada, Europe and Japan. Under our license and supply agreement with Oculus, we have exclusively licensed the HOCl technology relating to RUT58-60 for commercialization in the United States, Europe, Japan and Canada. Together, these markets represented approximately 71% of the global medicines market in 2011. In parallel with our clinical development activities for RUT58-60, we have commenced discussions with various pharmaceutical companies for potential partnership and collaboration activities for RUT58-60 in the United States, Canada, Europe and Japan. To date, we have not entered into any partnerships or collaborations for RUT58-60 and we cannot guarantee that we will be successful entering into any such arrangements on terms favorable to us, or at all.

Results of Operations

Three Months Ended September 30, 2014 Compared with Three Months Ended September 30, 2013

The following table presents certain key items in our unaudited condensed statements of operations for the three months ended September 30, 2014 and 2013, respectively:

	For The Three Months Ended
	September 30,
	2014	2013
	(unaudited)

Revenues	$-	$-

Operating Expenses
Research and development	629,000	495,000
Selling, general and administrative	1,086,000	499,000

Total Operating Expenses	1,715,000	994,000

Loss From Operations	(1,715,000)	(994,000)

Other Income
Interest income	5,000	-

Total Other Income	5,000	-

Net Loss	$(1,710,000)	$(994,000)

Revenue

We did not recognize product sales for the three months ended September 30, 2014 or 2013. Our ability to generate product revenues in the future will depend almost entirely on our ability to successfully develop, obtain regulatory approval for and then successfully commercialize RUT58-60 in the United States. In the event we choose to pursue a partnering arrangement to commercialize RUT58-60 or other products outside the United States, we would expect to initiate additional research and development and clinical trial activities in the future.

Research and Development Expense

Research and development expense was $629,000 and $495,000 for the three months ended September 30, 2014 and 2013, respectively, an increase of $134,000, or 27%. The increase in research and development expense is primarily a result of the increases in activity directly related to RUT58-60 and the Company’s preparations and initiation of clinical activities. Research and development expense consists of costs related to the research and development of RUT58-60 and our manufacturing process; the development and testing of new drug formulations; preclinical studies; consulting fees; personnel related costs, including salaries, and benefits; and clinical trials, which are designed to obtain FDA drug approvals for RUT58-60. Research and development expense is recorded as incurred. The expansion of our research and development staff was due to our increased focus on medical education, preclinical studies, clinical trials and the management of regulatory trials.

14

We expect that research and development expense will continue to increase substantially in future years as we seek to begin our clinical trial enrollment and pursue regulatory approvals for RUT58-60. Based on the anticipated timelines and the resources we have allocated, we expect the total operating expense to bring RUT58-60 through our goal of FDA approval will be approximately $50 million. In addition, we expect to expand the scope of our new product development, which may also result in substantial increases in research and development expense.

Selling, General and Administrative Expense

Selling, general and administrative expense was $1,086,000 and $499,000 for the three months ended September 30, 2014 and 2013, respectively, an increase of $587,000, or 118%. The increase in selling, general and administrative expense is primarily a result of higher legal, accounting, and insurance expenses associated with being a public company, the Company’s preparations for its initiation of clinical trials and the inclusion of non-cash stock compensation expenses of $312,000, which were not incurred for the three months ended September 30, 2013.

Six Months Ended September 30, 2014 Compared with Six Months Ended September 30, 2013

The following table presents certain key items in our unaudited condensed statements of operations for the six months ended September 30, 2014 and 2013, respectively:

	For The Six Months Ended
	September 30,
	2014	2013
	(unaudited)

Revenues	$-	$-

Operating Expenses
Research and development	1,305,000	670,000
Selling, general and administrative	2,129,000	801,000

Total Operating Expenses	3,434,000	1,471,000

Loss From Operations	(3,434,000)	(1,471,000)

Other Income
Interest income	9,000	-

Total Other Income	9,000	-

Net Loss	$(3,425,000)	$(1,471,000)

Revenue

We did not recognize product sales for the six months ended September 30, 2014 or 2013. Our ability to generate product revenues in the future will depend almost entirely on our ability to successfully develop, obtain regulatory approval for and then successfully commercialize RUT58-60 in the United States. In the event we choose to pursue a partnering arrangement to commercialize RUT58-60 or other products outside the United States, we would expect to initiate additional research and development and clinical trial activities in the future.

15

Research and Development Expense

Research and development expense was $1,305,000 and $670,000 for the six months ended September 30, 2014 and 2013, respectively, an increase of $635,000, or 95%. The increase in research and development expense is primarily a result of the increases in activity directly related to RUT58-60 and the Company’s preparations and initiation of clinical trial activities. Research and development expense consists of costs related to the research and development of RUT58-60 and our manufacturing process; the development and testing of new drug formulations; preclinical studies; consulting fees; personnel related costs, including salaries, and benefits; and clinical trials, which are designed to obtain FDA drug approvals for RUT58-60. Research and development expense is charged as incurred. The expansion of our research and development staff was due to our increased focus on medical education, preclinical studies, clinical trials and the management of regulatory trials.

We expect that research and development expense will continue to increase substantially in future years as we seek to begin our clinical trial enrollment and pursue regulatory approvals for RUT58-60. Based on the anticipated timelines and the resources we have allocated, we expect the total operating expense to bring RUT58-60 through our goal of FDA approval will be approximately $50 million. In addition, we expect to expand the scope of our new product development, which may also result in substantial increases in research and development expense.

Selling, General and Administrative Expense

Selling, general and administrative expense was $2,129,000 and $801,000 for the six months ended September 30, 2014 and 2013, respectively, an increase of $1,328,000, or 166%. The increase in selling, general and administrative expense is primarily a result of higher legal, accounting, and insurance expenses associated with being a public company, the Company’s preparations for its initiation of clinical trials and the inclusion of non-cash stock compensation expenses of $467,000, which were not incurred for the six months ended September 30, 2013.

Liquidity and Capital Resources

We measure our liquidity in a number of ways, including the following:

	September 30,	March 31,
	2014	2014
	(unaudited)

Cash	$12,880,000	$15,571,000

Working Capital	$12,594,000	$14,627,000

We reported net losses of $1,710,000 and $3,425,000 for the three and six months ended September 30, 2014, respectively, and $994,000 and $1,471,000 for the three and six months ended September 30, 2013, respectively. At September 30, 2014 and March 31, 2014, our accumulated deficit was $7,094,000 and $3,669,000, respectively. We have not yet achieved profitability. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will eventually need to generate significant product revenues to achieve profitability. We may never achieve profitability.

During the six months ended September 30, 2014, we received an additional $865,000 of net proceeds from our IPO. At September 30, 2014, we reported cash of $12,880,000. We believe that our existing cash, which includes the proceeds from our IPO, will be sufficient to fund our operations through the quarter ending December 31, 2015.

16

Future Capital Requirements and Availability of Funds

We expect to continue to incur substantial operating losses in the future and to make capital expenditures to support the expansion of our research and development programs, establishment of a research and development and manufacturing facility and to initiate commercial operations. We anticipate using a portion of the net proceeds from the IPO to finance these activities. It may take several years to obtain the necessary regulatory approvals to commercialize RUT58-60 as a drug in the United States. There is no assurance that such approvals will be obtained.

Our future funding requirements will depend on many factors, including:

•	the scope, rate of progress and cost of our clinical trials and other research and development activities;

•	future clinical trial results;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•	the cost and timing of regulatory approvals;

•	the cost and delays in product development as a result of any changes in regulatory oversight applicable to our products;

•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	the effect of competing technological and market developments;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the extent to which we acquire or invest in businesses, products and technologies.

We may seek to raise additional funds through public or private equity offerings, debt financings, capital lease transactions, corporate collaborations or other means. We may seek to raise additional capital due to favorable market conditions or strategic considerations even if we have sufficient funds for planned operations. The sale of additional equity or convertible debt securities could result in dilution to our stockholders. Debt financing could require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to our stockholders or us. To the extent that we raise additional funds through collaborative arrangements, it may be necessary to relinquish some rights to our technologies or grant licenses on terms that are not favorable to us. We do not know whether additional funding will be available on acceptable terms, or at all. A failure to secure additional funding when needed may require us to curtail certain operational activities, including regulatory trials, sales and marketing, and international operations and would have a material adverse effect on our future business and financial condition.

Cash Flows During the Six Months Ended September 30, 2014 and 2013

During the six months ended September 30, 2014 and 2013, our sources and uses of cash were as follows:

Net Cash Used in Operating Activities

Net cash used in operating activities was $2,918,000 and $1,357,000 for the six months ended September 30, 2014 and 2013, respectively. The net cash used in operating activities for the six months ended September 30, 2014 was primarily due to cash used to fund a net loss of $3,425,000, adjusted for non-cash expenses of $467,000, partially offset by $40,000 of net cash provided by changes in the levels of operating assets and liabilities, primarily as a result of increases in accounts payable and accrued expenses, due to an expansion of operating activities. The net cash used in operating activities for the six months ended September 30, 2013 was primarily due to cash used to fund a net loss of $1,471,000, adjusted for non-cash expenses of $1,000, partially offset by $113,000 of net cash provided by changes in the levels of operating assets and liabilities, primarily as a result of increases in accounts payable and accrued expenses, due to an expansion of operating activities.

Net Cash Used in Investing Activities

Net cash used in investing activities was $103,000 for the six months ended September 30, 2014, which was related to purchases of property and equipment.

17

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the six months ended September 30, 2014 and 2013 was $330,000 and $1,350,000, respectively. The net cash provided by financing activities during the six months ended September 30, 2014 was primarily attributable to $865,000 of net proceeds from our IPO (gross proceeds of $1,117,000 less $252,000 of offering costs paid during the six months ended September 30, 2014), partially offset by $535,000 of cash used in the repayment of advances to our Former Parent. The net cash provided by financing activities during the six months ended September 30, 2013 was primarily attributable to $911,000 of advances from our Former Parent and $1,219,000 of investment from our Former Parent, partially offset by $780,000 of cash used in the payment of deferred offering costs related to our IPO.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Other than the following, there are no material changes from the critical accounting policies set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Form 10-K for the year ended March 31, 2014 filed with the United States Securities and Exchange Commission on June 30, 2014. Please refer to that document for disclosures regarding the critical accounting policies related to our business.

Stock-Based Compensation

We account for share-based awards exchanged for employee and director services at the estimated grant date fair value of the award. We estimate the fair value of stock options using the Black-Scholes option pricing model. We estimate the fair value of restricted stock and restricted stock units based upon the closing market price of our common stock on the date the award is granted. We amortize the fair value of employee awards on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense includes the impact of an estimate for forfeitures for all stock awards. We recognize stock-based compensation expense for awards with performance conditions if and when we conclude that it is probable that the performance condition will be achieved. We reassess the probability of vesting at each reporting period for awards with performance conditions and adjusts stock-based compensation expense based on our probability assessment.

We account for equity instruments issued to non-employees at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests or becomes non-forfeitable. Non-employee stock-based compensation charges are amortized over the requisite service period.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

As a smaller reporting company, we have elected scaled disclosure obligations and therefore are not required to provide this information.

Item 4. Controls and Procedures.

(a)           Evaluation of Disclosure Controls and Procedures. Our principal executive officer and principal financial officer, after evaluating the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Form 10-Q, have concluded that, based on such evaluation, our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

In designing and evaluating our disclosure controls and procedures, our management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

(b)          Changes in Internal Controls. There were no changes in our internal control over financial reporting, identified in connection with the evaluation of such internal control that occurred during the quarter ended September 30, 2014 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

18

PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

We are not currently a party to any material legal proceedings.

Item 1A. Risk Factors.

There have been no material changes to the risk factors discussed in Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended March 31, 2014.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

(a) Unregistered Sales of Equity Securities

None.

(b) Use of Proceeds

As of September 30, 2014, approximately $4.2 million of the $17.0 million of net proceeds from our IPO had been used. There has been no material change in our expected use of the net proceeds from our IPO as described in our final prospectus dated March 21, 2014, filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act on March 21, 2014. We have broad discretion in the use of the net proceeds from our IPO. We may find it necessary or advisable to use the net proceeds from this offering for other purposes than those described in our final prospectus.

(c) Issuer Purchases of Equity Securities

We did not repurchase any of our equity securities during the quarter ended September 30, 2014.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

19

Item 6. Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

31.1	Certification of the Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	X

31.2	Certification of the Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	X

32	Certification of Principal Executive Officer and Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	X

101	The following materials from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, formatted in XBRL (eXtensible Business Reporting Language): (i) Condensed Balance Sheets as of September 30, 2014 (unaudited) and March 31, 2014, (ii) Unaudited Condensed Statements of Operations for the three and six months ended September 30, 2014 and 2013, (iii) Unaudited Condensed Statement of Changes in Stockholders’ Equity for the six months ended September 30, 2014, (iv) Unaudited Condensed Statements of Cash Flows for the six months ended September 30, 2014 and 2013, and (v) Notes to Unaudited Condensed Financial Statements.	X

20

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RUTHIGEN, INC.

Date: November 13, 2014	By:	/s/ Hojabr Alimi
Hojabr Alimi
Chief Executive Officer, Chief Science Officer and Chairman of the Board of Directors
(Principal Executive Officer)

Date: November 13, 2014	By:	/s/ Sameer Harish
Sameer Harish
Chief Financial Officer
(Principal Financial Officer)

21

Exhibit 31.1

CERTIFICATIONS UNDER SECTION 302

I, Hojabr Alimi, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Ruthigen, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	[reserved] / [paragraph omitted pursuant to Exchange Act Rule 13a-14];

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 13, 2014

/s/ Hojabr Alimi
Hojabr Alimi
Chief Executive Officer, Chief Science Officer and Chairman of the Board of Directors
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATIONS UNDER SECTION 302

I, Sameer Harish, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Ruthigen, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	[reserved] / [paragraph omitted pursuant to Exchange Act Rule 13a-14];

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 13, 2014

/s/ Sameer Harish

Sameer Harish
Chief Financial Officer
(Principal Financial Officer)

Exhibit 32

CERTIFICATIONS UNDER SECTION 906

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code), each of the undersigned officers of Ruthigen, Inc., a Delaware corporation (the “Company”), does hereby certify, to such officer’s knowledge, that:

The Quarterly Report for the quarter ended September 30, 2014 (the “Form 10-Q”) of the Company fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 13, 2014	/s/	Hojabr Alimi
Hojabr Alimi
Chief Executive Officer, Chief Science Officer and
Chairman of the Board of Directors
(Principal Executive Officer)

Dated: November 13, 2014	/s/	Sameer Harish
Sameer Harish
Chief Financial Officer
(Principal Financial Officer)